Exhibit 99.1

Contact:

Randle Reece

Director, Investor Relations

866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2018 RESULTS

Quarterly revenue of $522 million, up 6% over prior year;

GAAP EPS of $0.87 and adjusted EPS of $0.81

SAN DIEGO – (May 3, 2018) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its first quarter 2018 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2018	% Change Q1 2017
Revenue	$522.5	6%
Gross profit	$167.8	4%
Net income	$42.7	33%
Diluted EPS	$0.87	34%
Adj. diluted EPS*	$0.81	29%
Adjusted EBITDA*	$66.5	5%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	AMN Healthcare reached record highs for revenue and EPS in the quarter.

•	First quarter consolidated revenue of $522 million increased 6% year over year.

•	Growth was led by our Nurse and Allied Solutions segment with revenue up by 8%.

•	Adjusted EBITDA of $67 million grew 5% year over year and was 12.7% of revenue.

•	Operating cash flow in the first quarter was strong at $60 million.

•	In April we completed the acquisitions of MedPartners, Phillips DiPisa and Leaders For Today, which we expect to be immediately accretive.

“AMN delivered a quarter of great performance and service delivery for our clients and healthcare professionals,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “I am very proud of how our teams rallied to meet our clients’ higher-than-expected staffing needs. Demand continues to grow for strategic partners capable of providing comprehensive solutions to meet the evolving healthcare workforce challenges. AMN is uniquely positioned with its suite of innovative workforce solutions.”

Ms. Salka added, “We started the second quarter with the acquisition of three businesses that add valuable facets to our mid-revenue cycle, executive search and interim leadership solutions. MedPartners, Phillips DiPisa and Leaders For Today bring talented teams that are an excellent fit for AMN.”

First Quarter 2018 Results

Consolidated revenue for the quarter was $522 million, a 6% increase over prior year and 3% higher than prior quarter. Revenue for the Nurse and Allied Solutions segment was $338 million, higher by 8% year over year and 5% sequentially. The Travel Nurse division continued to perform well with revenue up 10% year over year and 8% sequentially. Allied division revenue increased 3% year over year and was flat sequentially.

The Locum Tenens Solutions segment performed at the high end of expectations with revenue of $103 million, up slightly year over year and down by 5% sequentially. Other Workforce Solutions segment revenue was $81 million reflecting an increase of 3% year over year and 2% sequentially, with year-over-year growth driven by the mid-revenue cycle and workforce optimization businesses.

Gross margin was 32.1%, lower by 60 basis points year over year and higher by 30 basis points sequentially. The year-over-year gross margin decline was due primarily to lower bill-to-pay spreads in our Locum Tenens Solutions segment and a revenue mix shift in the Other Workforce Solutions segment. The sequential gross margin increase was driven primarily by a higher Nurse and Allied Solutions gross margin.

SG&A expenses were $105 million, or 20.0% of revenue, compared with $102 million, or 20.6% of revenue, in the same quarter last year. Expenses as a percentage of revenue decreased year over year due to improved operating leverage. SG&A was $100 million, or 19.7% of revenue, in the previous quarter.

Net income was $43 million, or $0.87 per diluted share, compared with $32 million, or $0.65 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.81. Adjusted EBITDA was $67 million, a year-over-year increase of 5%. Adjusted EBITDA margin was 12.7%, representing a decrease of 10 basis points year over year and an increase of 10 basis points sequentially.

At March 31, 2018, cash and cash equivalents totaled $54 million. Cash flow from operations was strong at $60 million for the quarter. Capital expenditures were $6 million in the quarter. The Company ended the quarter with total debt outstanding of $325 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.2 to 1.

April Acquisitions

In April, AMN completed the acquisition of MedPartners, a leading national mid-revenue cycle firm; and two related providers of healthcare leadership solutions, Phillips DiPisa and Leaders For Today. All of these businesses are included in the Company’s Other Workforce Solutions segment.

MedPartners’ solutions include case management, clinical documentation improvement, and medical registry, while also doubling our market share in medical coding. MedPartners generated 2017 revenue of approximately $125 million with an adjusted EBITDA margin of 16%. MedPartners is expected to be immediately accretive to AMN’s adjusted earnings per share.

Phillips DiPisa is an executive retained search firm, specifically focusing on C-suite positions in healthcare. Leaders For Today provides interim healthcare leaders and mid-level permanent placement. The combined companies generated 2017 revenue of approximately $23 million and an adjusted EBITDA margin of 20%. The acquisition is expected to be immediately accretive to AMN’s adjusted earnings per share.

Second Quarter 2018 Outlook

Metric	Guidance*
Consolidated revenue	$530 - $537 million
Gross margin	32.5-33.0%
SG&A as percentage of revenue	21.0%
Adjusted EBITDA margin	12.5-13.0%

*	Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Projected year-over-year revenue growth in the second quarter of 2018 is approximately 8-10%. The acquisitions are expected to add $33-34 million of revenue in the second quarter. No significant labor disruption revenue is included in the second quarter guidance, nor was any in the prior-year quarter.

Conference Call on May 3, 2018

AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its first quarter 2018 financial results on Thursday, May 3, 2018, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1074 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on May 3, 2018, and can be accessed until 11:59 p.m. Eastern Time on May 17, 2018, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 447387.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, mid-revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for second quarter 2018 revenue, gross margin, SG&A expenses as a percentage of revenue, adjusted EBITDA margin, the accretion from our recent acquisitions, market demand and our strategic positioning. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Director, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Revenue	$522,489	$495,169	$509,076
Cost of revenue	354,665	333,393	346,984

Gross profit	167,824	161,776	162,092

Gross margin	32.1%	32.7%	31.8%
Operating expenses:
Selling, general and administrative (SG&A)	104,737	102,073	100,375
SG&A as a % of revenue	20.0%	20.6%	19.7%
Depreciation and amortization	7,886	7,668	8,520

Total operating expenses	112,623	109,741	108,895

Income from operations	55,201	52,035	53,197
Operating margin (1)	10.6%	10.5%	10.4%
Interest expense, net, and other	5,335	5,130	4,782

Income before income taxes	49,866	46,905	48,415
Income tax expense	7,185	14,897	7,248

Net income	$42,681	$32,008	$41,167

Net income as a % of revenue	8.2%	6.5%	8.1%
Other comprehensive income (loss):
Foreign currency translation and other	(19)	3	13
Cash flow hedge, net of income taxes	—	43	—

Other comprehensive income (loss)	(19)	46	13
Comprehensive income	$42,662	$32,054	$41,180

Net income per common share:
Basic	$0.89	$0.67	$0.86

Diluted	$0.87	$0.65	$0.84

Weighted average common shares outstanding:
Basic	47,733	47,782	47,618

Diluted	49,116	49,520	49,281

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data and operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Revenue
Nurse and allied solutions	$338,179	$313,523	$321,360
Locum tenens solutions	103,117	102,843	108,142
Other workforce solutions	81,193	78,803	79,574

	$522,489	$495,169	$509,076

Reconciliation of Non-GAAP Items:
Segment operating income (2)
Nurse and allied solutions	$51,805	$45,980	$48,154
Locum tenens solutions	9,958	12,219	12,394
Other workforce solutions	19,851	19,857	19,366

	81,614	78,056	79,914
Unallocated corporate overhead	15,095	14,891	15,545

Adjusted EBITDA (3)	66,519	63,165	64,369
Adjusted EBITDA margin (4)	12.7%	12.8%	12.6%
Depreciation and amortization	7,886	7,668	8,520
Share-based compensation	2,864	2,681	2,517
Acquisition and integration costs	568	781	135

Income from operations	55,201	52,035	53,197
Interest expense, net, and other	5,335	5,130	4,782

Income before income taxes	49,866	46,905	48,415
Income tax expense	7,185	14,897	7,248

Net income	$42,681	$32,008	$41,167

GAAP diluted net income per share (EPS)	$0.87	$0.65	$0.84
Adjustments:
Amortization of intangible assets	0.09	0.09	0.10
Acquisition and integration costs	0.01	0.02	0.00
Debt financing related costs	0.01	0.00	0.00
Tax effect on above adjustments	(0.03)	(0.04)	(0.04)
Tax correction related to prior periods(5)	(0.05)	0.00	0.00
Tax law effect on deferred taxes (6)	0.00	0.00	(0.27)
Excess tax benefits (6)	(0.09)	(0.09)	0.00

Adjusted diluted EPS (7)	$0.81	$0.63	$0.63

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Gross Margin
Nurse and allied solutions	28.0%	27.7%	27.4%
Locum tenens solutions	28.7%	30.7%	29.3%
Other workforce solutions	53.6%	55.0%	53.1%
Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (8)	9,567	9,051	9,234
Locum tenens solutions
Days filled (9)	52,794	55,243	56,591
Revenue per day filled (10)	$1,953	$1,862	$1,911

	As of March 31,		As of December 31,
	2018	2017	2017
Leverage ratio (11)	1.2	1.6	1.3

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$54,499	$15,147	$37,711
Accounts receivable, net	338,600	350,496	334,782
Accounts receivable, subcontractor	39,027	41,012	48,838
Prepaid and other current assets	57,244	67,498	50,893

Total current assets	489,370	474,153	472,224
Restricted cash, cash equivalents and investments	60,236	64,315	29,141
Fixed assets, net	75,530	73,431	62,620
Other assets	84,112	74,366	65,368
Goodwill	340,596	340,596	340,564
Intangible assets, net	222,708	227,096	241,130

Total assets	$1,272,552	$1,253,957	$1,211,047

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$122,402	$130,319	$136,028
Accrued compensation and benefits	117,415	121,423	99,642
Current portion of notes payable	—	—	3,750
Deferred revenue	8,746	8,384	8,840
Other current liabilities	2,616	5,146	29,428

Total current liabilities	251,179	265,272	277,688
Notes payable, less unamortized fees	320,034	319,843	358,512
Deferred income taxes, net	21,922	27,036	16,548
Other long-term liabilities	80,201	79,279	81,494

Total liabilities	673,336	691,430	734,242
Commitments and contingencies
Stockholders’ equity	599,216	562,527	476,805

Total liabilities and stockholders’ equity	$1,272,552	$1,253,957	$1,211,047

	Three Months Ended
	March 31,		December 31,
	2018	2017(12)	2017(12)
Net cash provided by operating activities	$59,735	$44,684	$58,422
Net cash used in investing activities	(9,613)	(13,300)	(11,316)
Net cash used in financing activities	(14,970)	(11,928)	(13,369)
Effect of exchange rates on cash	(19)	4	13

Net increase in cash, cash equivalents and restricted cash and cash equivalents	35,133	19,460	33,750
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	98,894	51,028	65,144

Cash, cash equivalents and restricted cash and cash equivalents at end of period	$134,027	$70,488	$98,894

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Adjusted EBITDA Margin to

Guidance Operating Margin

	Three Months Ending
	June 30, 2018
	Low(13)		High(13)
Adjusted EBITDA margin	12.5%		13.0%
Deduct:
Share-based compensation		0.6%
Acquisition and integration costs		0.2%
EBITDA margin	11.7%		12.2%

Depreciation and amortization		1.9%

Operating margin	9.8%		10.3%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.
(3)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(5)	During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 in the three months ended March 31, 2018 to adjust for an immaterial out-of-period error identified this quarter related to the income tax treatment of fair value changes in the cash surrender value of its Company Owned Life Insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.
(6)	The consolidated effective tax rate for the three months ended March 31, 2018 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $4,518,000 and $4,297,000 for the three months ended March 31, 2018 and March 31, 2017, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three months ended March 31, 2018 and March 31, 2017. In addition, during the quarter ended December 31, 2017, we recorded a discrete net tax benefit of $14,039,000 and a discrete tax expense of $1,000,000 from a remeasurement of our deferred tax assets and liabilities related to the impact of the Tax Cuts and Jobs Act and prior period share-based awards, respectively. We excluded these non-cash items from adjusted diluted EPS for the three months ended December 31, 2017 as they were unrelated to our fiscal year 2017’s income before taxes.
(7)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) deferred financing costs, (D) tax effect, if any, of the foregoing adjustments, (E) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, (F) correction of prior periods error, and (G) discrete tax benefit from the Tax Cuts and Jobs Act’s corporate rate reduction on the Company’s deferred tax assets and liabilities and discrete tax expense from prior period share-based awards. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(8)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(9)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(10)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(11)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(12)	As a result of the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” on January 1, 2018, we are required to present in the statement of cash flows the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. We adjusted certain restricted cash amounts for the three months ended March 31, 2017 and December 31, 2017 in the cash flow table presented above. These adjustments had no effect on previously reported results of operations or retained earnings.
(13)	Guidance percentage metrics are approximate.